Aaron Rents, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)
(Unaudited)

	Three months ended				Twelve months ended
	March 31, 2008	June 30, 2008	March 31, 2007	June 30, 2007	December 31, 2007
Revenues:
Rentals and Fees	$299,675	$294,777	$265,802	$257,158	$1,045,804
Retail Sales	12,389	9,744	10,242	7,828	34,591
Non-Retail Sales	85,417	66,072	70,253	56,654	261,584
Franchise Royalties and Fees	11,039	10,894	9,914	9,602	38,803
Other	4,161	5,527	6,559	2,549	14,157
Total	412,681	387,014	362,769	333,792	1,394,939

Costs and Expenses:
Retail Cost of Sales	7,428	6,145	6,343	4,949	21,201
Non-Retail Cost of Sales	77,896	60,574	64,130	52,130	239,755
Operating Expenses	177,901	175,903	147,749	149,454	617,419
Depreciation of Rental Merchandise	109,710	106,928	99,328	97,064	391,538
Interest	2,199	2,151	1,688	1,695	7,587
Total	375,134	351,701	319,238	305,292	1,277,500

Earnings from Continuing Operations Before Taxes	37,547	35,313	43,531	28,500	117,439

Income Taxes	15,055	12,965	16,342	10,862	44,098

Net Earnings from Continuing Operations	22,492	22,348	27,189	17,638	73,341

Earnings from Discontinued Operations, Net of Tax	2,261	931	2,018	2,019	6,933

Net Earnings	$24,753	$23,279	$29,207	$19,657	$80,274

Earnings Per Share:
From Continuing Operations	$.42	$.42	$.50	$.32	$1.35
From Discontinued Operations	.04	.02	.04	.04	.13
Total	$.46	$.44	$.54	$.36	$1.48

Earnings Per Share Assuming Dilution:
From Continuing Operations	$.41	$.41	$.49	$.32	$1.33
From Discontinued Operations	.04	.02	.04	.04	.13
Total	$.46	$.43	$.53	$.36	$1.46

Weighted Average Shares Outstanding	53,492	53,262	54,161	54,191	54,163

Weighted Average Shares Outstanding Assuming Dilution	54,156	54,076	54,992	55,065	55,082